Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

Azitra, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered		Proposed Maximum Offering Price Per Unit(4)	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock (2)	Rule 457(c)	66,889,632	(1)(3)	$0.299		0.00015310	$10,240.80
Equity	Common Stock Underlying the Warrants	Rule 457(c)	6,688,963	(2)(3)	$0.299		0.00015310	$1,024.08
Total Offering Amounts								$11,264.88
Total Fees Previously Paid								-
Total Fee Offsets								-
Net Fee Due								$11,264.88

(1)	Represents an aggregate of 66,889,632 shares of Common Stock that the Registrant may sell and issue to the Selling Stockholder under the Purchase Agreement.

(2)	Represents an aggregate of 6,688,963 shares of Common Stock issuable to the Selling Stockholder upon exercise of the Warrants.

(3)	Pursuant to Rule 416 under the Securities Act, the shares of Common Stock being registered hereunder include such indeterminate number of shares of Common Stock as may be issuable with respect to the shares of Common Stock being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(4)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low price per share of the Registrant’s Common Stock as reported on the NYSE American on April 22, 2025.